Exhibit 10.25

February 1, 2017

Mr. Kevin G. Lynch

2 Crumitie Road

Loudonville, NY 12211

Dear Kevin,

As you were advised during our discussion today, you have been separated without cause from employment with Mechanical Technology Inc. (the “Company”), effective January 18, 2017 (the “Termination Date”).

As we discussed, the Company has decided to offer you a separation package to assist you in your transition, subject to certain undertakings and agreements on your part.  This letter sets forth the Company’s offer regarding the separation package.

You should discuss our offer of a separation package with an attorney.  If you decide to accept the separation package offered by the Company, you must sign this letter and agree to the promises made by you and to waive any rights to sue which you may possess, as described further below.  By signing below, you and the Company agree as follows:

1.   Termination Date:  Your official termination date is January 18, 2017.

2.      Separation Payment/Benefits:  In exchange for the promises and the waiver of rights that you make herein, and provided that you comply with and are then in compliance with your obligations pursuant to this letter agreement, up to and including June 30, 2017 you will continue to receive your current compensation (i.e., $11,488.47 per bi-weekly pay, less all applicable deductions and withholdings) and compensation for service as a director of the Boards of the Company and its affiliates.  This separation payment will be made in bi-weekly installments, coinciding with the Company’s normal payroll distribution dates.  If this separation package is accepted by you, in a timely fashion, the above referenced installments of the separation payment will commence on the first payroll date following the expiration of the seven-day revocation period discussed below.  The first payment will include a catch-up payment for any payroll dates on which you were not paid after the termination date.  Provided you timely elect and are eligible for COBRA, the Company shall reimburse you for the employer’s portion of the premium associated with COBRA coverage for the period from February 1, 2017 through December 31, 2017.  Additionally, all outstanding, unvested Company stock options will fully vest on the termination date.

You acknowledge that you are not entitled to receive this separation payment other than pursuant to this letter agreement.  With the exception of the promises that the Company makes in this letter agreement, you acknowledge, warrant and agree that the Company owes you no wages, commissions, bonuses, severance pay, or other compensation, benefits or payments of any kind.

4012502-5

Should you become employed on a full-time basis with a competitor of the Company in the Instrumentation Industry before June 30, 2017, your severance payments shall cease.

3.      Other Benefits: All benefits will cease January 31, 2017 and you may elect to continue receiving health insurance pursuant to the Federal “COBRA” thereafter.  No accruals or credit for vacation or for purposes of any 401(k) plan or any other plans or benefits offered by the Company will occur after your Termination Date.

  Confidential Information and Return of Company Property:

a.     You will immediately return to the Company all confidential information and Company property in your possession, including files, records, Company-owned cell phones or other computers, computer access codes, computer programs, business plans or other documents which you received or prepared or helped prepare during your employment with the Company and you will not retain any copies, duplicates, reproductions or excerpts thereof.

b.    You affirm your obligation to protect the confidentiality of all confidential information of the Company. You will not at any time, directly or indirectly, use any confidential information of the Company in connection with any business or activity, and you will not intentionally divulge such confidential information to any person, firm or corporation whatsoever. In this regard, you recognize and agree that “confidential information” of the Company includes, but is not limited to, technical, marketing, customer, business, financial or other information which constitutes trade secret information or information not publicly available about the Company or any of its corporate parents, affiliates or subsidiaries, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company, its corporate parents, affiliates or subsidiaries.

c.     You recognize and agree that you will not, at any time in the future, make any statements to third parties that disparage you or the Company or any of its officers, corporate parents or affiliates or their respective officers, personally, professionally or otherwise (provided that this shall not be construed to interfere with your right described in Paragraph 12 below).

d.      The Company agrees that it shall cause Rick Jones, the Chief Executive Officer, and the current Board of Directors to refrain from making any defamatory or disparaging public or private statements (whether oral or written) about you.

e.     You recognize and agree that any breach by you of any of the provisions of this Paragraph 4 would cause the Company to suffer immediate and irreparable harm and, in such event, the Company would be entitled to obtain, ex parte, preliminary and permanent injunctive relief from any court of competent jurisdiction, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law.

  Release And Agreement Not To Sue: In return for the separation package offered by the Company, you agree as follows:

a.      You, on behalf of yourself and your heirs, executors, administrators, successors, assigns and trustees, irrevocably and unconditionally release, acquit and forever discharge the Company, and its direct and indirect subsidiaries, affiliates, parent companies, related entities and divisions, and their respective partners, officers, directors, shareholders, executives, managers, employees, agents, attorneys, representatives, successors and assigns, of and from any and all charges, complaints, claims, actions, suits, and debts, of whatever nature, whether known or unknown, which you now have, may have, or claim to have, or which you at any prior time had or claimed to have against the Company, arising out of any matter occurring or accruing on or before the date you execute this letter agreement, including, but not limited to, any claims arising from or during your employment with the Company, related to your employment with the Company, and/or as a result of your separation from employment with the Company.

4012502-5

b.    You waive and release, and promise never to assert, any claim, right, demand or cause of action, whether known or unknown, contingent or matured, that you have had or now have against the Company, including without limitation claims of wrongful discharge, defamation, retaliation, breach of contract, and breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, color, national origin, religion, sexual orientation, disability or any other basis, and claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the New York Human Rights Law, or any other law, policy or regulation relating to employment or employment discrimination.

c.     You waive any present or future right to be reinstated as an employee with the Company or any of its subsidiaries or affiliated companies and acknowledge that the Company and its affiliates and subsidiaries have not (a) discriminated against you, (b) breached any express or implied contract with you, or (c) otherwise acted unlawfully towards you.

d.    You represent and warrant that you have not filed any charges, complaints, claims or actions against the Company, based on any event that took place on or before the date you sign this letter agreement.  You further represent that you have not previously assigned or transferred or purported to have assigned or transferred, to any person or entity, any claim released by you under this letter agreement or any portion thereof or interest therein.

e.      This release and waiver excludes the Company’s obligations of the Company under this agreement and further excepts rights and the Company’s obligations under the “Option Exercise and Stock Transfer Restriction Agreement” with the Company dated as of October 21, 2016.

  Governing Law: This letter agreement is governed by and construed in accordance with the laws of the State of New York and you recognize and agree that any and all disputes, claims or controversies arising out of, or relating to this letter agreement shall be resolved exclusively by Federal or State courts located in New York.

  Litigation; No Admission: If there is any litigation between you and the Company alleging a breach of this agreement, the prevailing party in such litigation shall be entitled to recover his/her/its reasonable attorneys’ fees and costs of such litigation from the other party. Nothing contained herein constitutes an admission by the Company of any liability, wrongdoing or violation of any law.

4012502-5

  Right To An Attorney: You represent to the Company that you fully understand your right to discuss all aspects of this matter with counsel of your choice; that the Company has advised you to discuss this matter with an attorney; that to the extent to which you desire, you have taken advantage of this right; that you have carefully read and understand fully all of the provisions of this letter agreement; and that you are voluntarily accepting the Company’s offer of a separation package and entering into this letter agreement.

  No Rule of Construction:  The Company and you have had the opportunity to obtain the advice of legal counsel and to review this letter agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

  No Waiver:  The Company’s failure to enforce its rights under this agreement, or any provision of this letter agreement, shall not be construed as a waiver of any subsequent breach by you of the same or a different provision.

  Separability:  Should any provision of this letter agreement be declared or be determined by any court to be illegal or invalid, other than the release and waiver of claims provisions contained herein, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

  Non-Interference.  Nothing in this letter agreement shall interfere with your right to file a charge or to cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or other federal or state regulatory or law enforcement agency. Further, nothing herein prohibits you from reporting possible violations of law to the Securities and Exchange Commission and other government agencies or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. However, the separation package offered to you in this letter agreement shall be the sole relief provided to you by the Company for the claims released in this letter agreement.

  Miscellaneous:  This letter agreement is a fully integrated contract and sets forth the entire agreement between the parties with respect to the financial terms of your separation and your release and waiver of claims against the Company. This letter agreement fully supersedes any and all prior agreements or understandings between the parties. You acknowledge and agree that you are not relying on any promises in entering into this letter agreement other than those expressly set forth herein. This letter agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns and may not be modified except in writing signed by both the Company and you.

If you wish to accept the Company’s offer of the separation package, you have up to twenty-one (21) days from the date of this letter, i.e. until February 22, 2017 to make your decision, although you are free to sign it at any time before then. If you choose to sign this letter agreement before the expiration of the 21-day period, you acknowledge and agree that Company did not encourage or induce you to do so by any threat to alter or withdraw the terms of the offer of the separation package made herein or to provide different terms to you or any other employee who signs this letter agreement before the expiration of the 21 day period. If you accept this offer, you must sign and return this letter on or before February 22, 2017 to Ms. Patricia Phillips, Human Resources Manager at MTI.  Even if you accept, you will still be able to change your mind at any time within seven (7) calendar days after you sign this letter. To revoke your acceptance, you must send written notice of your revocation no later than 5:00 p.m. EST on the seventh day after you sign this letter agreement. To affect a revocation, you must notify Ms. Patricia Phillips, by letter, certified mail, Return Receipt Requested, or by facsimile at 518-218-2506, and should state that you have changed your mind and choose to revoke your prior acceptance.  After the expiration of the seven (7) day period revocation, it will be effective and enforceable. Please also note that the Company’s offer of the separation package is void if not accepted on or before February 22, 2017.

4012502-5

Very truly yours,

/s/ DAVID C. MICHAELS

David C. Michaels

Chairman of the Board

_____________________________________________________________________________________

My agreement with the above terms is signified by my signature below.  Furthermore, I acknowledge that I have read and understand the foregoing letter agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

Signed:            /s/ KEVIN G. LYNCH

Kevin G. Lynch

Dated:             FEB. 2                               , 2017

4012502-5